Exhibit 99.1

OptimizeRx Reports Fourth Quarter and Full Year 2017 Results; Q4 Net Revenue Up 75% to Record $4.0 Million

Rochester, MI (February 27, 2018) — OptimizeRx Corp. (OTCQB: OPRX), a leading provider of digital health messaging to the pharmaceutical industry, reported results for the fourth quarter and full year ended December 31, 2017. Quarterly comparisons are to the same year-ago quarter.

Q4 2017 and Full Year 2017 Highlights

•	Net revenue up 75% to a record $4.0 million in Q4, and up 56% to a record $12.1 million for the year.
•	Operating expense as a percentage of revenue reduced from 78% to 69% in Q4, and from 76% to 67% for the full year.
•	Appointed Health IT industry veteran, Miriam Paramore, as president in July 2017. She is focused on expanding OptimizeRx’s EHR network, adding new solutions, and driving scale in the company’s business model.
•	Expanded electronic health record (EHR) network of channel partners, adding Amazing Charts in Q4, with iSalus Healthcare and DxWeb added earlier in the year. Altogether expanded reach to healthcare providers (HCPs) by 20% in 2017.
•	Launched financial messaging capability within the Allscripts TouchWorks® network in Q1 2017 and ramped up deployment during the year.
•	Launched new brand messaging capability in 2017 as a complement to existing financial messaging system, creating opportunity to access additional budget per brand.
•	At end of Q4, OptimizeRx expanded its exclusive partnership with Allscripts to include Allscripts’ Infoscripts, a brand messaging product delivered to prescribers directly in the Allscripts ePrescribe™ system. In addition to now Infoscripts, the exclusive partnership includes financial, informational, and clinical messaging delivered at the point-of-care through Allscripts ePrescribe™, Allscripts Professional EHR™ and Allscripts TouchWorks® EHR platforms.
•	Partnered exclusively with SingleCare in April 2017 to bring patient savings and price transparency to healthcare providers at the point of prescribe for generics.
•	Expanded OptimizeRx sales team and established a strong base for accelerated revenue growth in 2018 and beyond, with initial results demonstrated in record revenue in Q3 and Q4.
•	Acquired new pharmaceutical manufacturer brands for OptimizeRx’s core offerings of financial and brand messaging that are distributed through the company’s expanding network of EHR channel partners.
•	Pharmaceutical promotions continued to generate outstanding customer ROI in 2017 as determined by an independent analytics firm, which differentiates the company’s programs as one of the most effective digital strategies available to pharmaceutical firms.

Q4 2017 Financial Summary
Net revenue in the fourth quarter of 2017 increased 75% to a record $4.0 million from $2.3 million in the same year-ago quarter. The increase was primarily due to revenue from OptimizeRx’s two core products of financial and brand messaging coupled with broader distribution with the company’s new channel partners. The launch of new pharmaceutical brands also contributed to the increase.

Operating expenses in the fourth quarter of 2017 were $2.8 million, up from $1.8 million in the fourth quarter of 2016. The increase was primarily due to additional expenses related to growth initiatives, including in the company’s executive and sales team. However, operating expense as a percentage of revenue decreased to 69% as compared to 78% in the same year-ago quarter.

Net loss for the fourth quarter of 2017 was $0.2 million or $(0.01) per share, as compared to a net loss of $0.4 million or $(0.01) per share in the fourth quarter of 2016. The improvement in net loss was primarily due to the increase in revenue and decrease in operating expense as a percentage of revenue.

Cash and cash equivalents totaled $5.1 million at December 31, 2017, as compared to $5.0 million at September 30, 2017. The increase in cash was primarily due to positive cashflow from operations, and the company continued to operate debt-free.

2017 Financial Summary
Net revenue in 2017 increased 56% to a record $12.1 million versus $7.8 million in 2016.

Operating expenses increased to $8.1 million in 2017 as compared to $5.9 million in 2016. The increase was primarily due to the aforementioned growth initiatives. However, operating expense as a percentage of revenue decreased to 67% as compared to 76% in 2016.

Net loss totaled $2.1 million or $(0.07) per share in 2017, as compared to a loss of $1.5 million or $(0.05) per share in 2016.

Management Commentary

“Our record topline in Q4 and full year was driven by strong growth in our financial and brand messaging products,” said OptimizeRx CEO, William Febbo. “The expansion of our EHR network also contributed to these positive results, which now allows us to reach 50% of the ambulatory market or those practices not yet affiliated with a larger hospital system.

“While the growth in revenue and gross margin was offset by a stepped-up investment in our future growth, our operating expenses as a percentage of revenue decreased markedly in Q4 and the full year, and we maintained a healthy balance sheet with a slight increase of cash from operations.

“These results demonstrate the substantial leverage in our operating model, in how it supports greater market reach and revenue growth without lockstep increases in operating cost. So, as we grow, we expect our operating expense as a percentage of revenue to continue to decrease as our cashflow from operations strengthens.

“We also believe our breadth of products and brands we offer through our network, our extensive relationships with pharmaceutical clients and major EHRs, and the vast reach of our network give us a substantial competitive advantage. In all, we believe it creates for OptimizeRx a dominant position in the emerging digital health messaging marketplace.

“Also supporting our growth is the fact that our platform solves major pain points for healthcare providers by eliminating the need to manage and store physical drug samples, as well as spending time they don’t have with pharma sales representatives. These challenges have led to now nearly 60% of doctor offices banning or severely limiting access by pharma reps and the samples they offer.

“OptimizeRx eliminates these problems with a far more convenient and efficient way to allocate, administer and track co-pay savings for patients, as well as access important clinical information. Through the EHR that doctors now use constantly in their workflow, we effectively re-open communication between the doctors and pharmaceutical companies. Through this digital portal, pharma companies can again provide doctors and their patients the information and savings they need—and precisely when they need it—to create better healthcare outcomes.

“In 2017, we continued to build upon this successful approach by introducing our own proprietary brand messaging system designed to expand our ability to deliver key clinical messages in addition to financial support. We launched this new system with an EHR channel partner in 2017, and plan to launch it with other EHRs in 2018.

“This effort will be supported by our strengthened ability to acquire, integrate and expand into new promotional EHR/eRx platforms. In fact, we launched with five new EHRs in 2017, with three more launching in just Q1 2018 alone. As a result, we have more master service agreements now than ever, and we naturally anticipate revenue from these channels to accelerate in 2018.”

Miriam Paramore, president of OptimizeRx, commented: “Also strengthening our positive outlook is our recently expanded exclusive partnership with Allscripts Healthcare, which now includes a variety of real-time messaging services on Allscripts ambulatory platforms. Our financial messaging activity commenced on the TouchWorks platform late in Q1 2017 and ramped up gradually throughout the year.

“At the end of the year, we purchased all available 2018 inventory from Allscripts for its LogRx brand messaging product, as well as its Infoscripts messaging service. We believe brand messaging represents a significant growth opportunity for us. We see this activity ramping up more quickly in 2018, with significant growth generated by this channel.”

Febbo continued: “We are also actively engaged in discussions with several additional EHRs to integrate our technology into their platforms. We are also working extensively with our existing platforms to expand the reach of our financial messaging to additional HCPs, as well as increasing the utilization by existing users. Driven by the launch of additional channels, brands and products, as well as continued growth in our nationwide EHR network, we expect to see continued revenue growth in 2018.”

Conference Call

OptimizeRx management will host the presentation, followed by a question and answer period.

Date: Tuesday, February 27, 2018

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Toll-free dial-in number: 1-800-281-7829

International dial-in number: 1-323-794-2094

Conference ID: 3911642

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through March 20, 2018, as well as available for replay via the Investors section of the OptimizeRx website at www.optimizerxcorp.com.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 3911642

About OptimizeRx

OptimizeRx® (OTCQB: OPRX) is the nation’s leading provider of digital health messaging via electronic health records (EHRs), providing a direct channel for pharma companies to communicate with healthcare providers. The company’s cloud-based solution supports patient adherence to medications by providing real-time access to financial assistance, prior authorization, education, and critical clinical information. The company’s network is comprised of leading EHR platforms like Allscripts, Amazing Charts and Quest, and provides more than half a million healthcare providers access to these benefits within their workflow at the point of care. For more information, follow the company on Twitter, LinkedIn or visit www.optimizerx.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

OPTIMIZERx CORPORATION

Consolidated Balance Sheets as of

December 31, 2017 (Unaudited) and 2016

	December 31, 2017 (Unaudited)	December 31, 2016
ASSETS
Current Assets
Cash and cash equivalents	$5,122,573	$7,034,647
Accounts receivable	3,430,890	3,060,396
Prepaid expenses	255,428	80,820
Total Current Assets	8,808,891	10,175,863
Property and equipment, net	167,305	173,649
Other Assets
Patent rights, net	638,766	772,394
Web development costs, net	143,730	351,804
Security deposit	5,049	5,049
Total Other Assets	787,545	1,129,247
TOTAL ASSETS	$9,763,741	$11,478,759

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable - trade	$457,289	$369,214
Accrued expenses	953,947	288,268
Revenue share payable	1,624,806	2,622,517
Deferred revenue	507,160	386,581
Total Liabilities	3,543,202	3,666,580
Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no issued and outstanding at December 31, 2017 and 2016,	-	-
Common stock, $0.001 par value, 500,000,000 shares authorized, 29,318,081 and 29,718,867 shares issued and outstanding at December 31, 2017 and 2016, respectively	29,318	29,719
Stock warrants	1,286,424	2,294,416
Additional paid-in-capital	35,267,919	33,747,137
Accumulated deficit	(30,363,122)	(28,259,093)
Total Stockholders' Equity	6,220,539	7,812,179
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,763,741	$11,478,759

OPTIMIZERx CORPORATION

Consolidated Statements of Operations

	For the year ended December 31, 2017 (Unaudited)	For the year ended December 31, 2016	For the quarter ended December 31, 2017 (Unaudited)	For the quarter ended, December 31, 2016 (Unaudited)
NET REVENUE	$12,127,422	$7,751,462	$4,006,919	$2,292,518
REVENUE SHARE EXPENSE	6,174,614	3,411,396	1,483,671	872,375
GROSS MARGIN	5,952,808	4,340,066	2,523,248	1,420,143
EXPENSES
Operating expenses
Stock-based compensation	902,389	559,301	405,357	124,134
Depreciation and amortization	324,551	235,284	111,633	81,317
Lawsuit settlement	-	50,000	-	-
Other general & administrative expenses	6,855,834	5,076,993	2,245,563	1,582,622
Total Operating expenses	8,082,774	5,921,578	2,762,553	1,788,073
LOSS FROM OPERATIONS	(2,129,966)	(1,581,512)	(239,305)	(367,930)
OTHER INCOME
Interest income	25,937	42,309	2,246	15,017
TOTAL OTHER INCOME	25,937	42,309	2,246	15,017
LOSS BEFORE PROVISION FOR INCOME TAXES	(2,104,029)	(1,539,203)	(237,059)	(352,913)
PROVISION FOR INCOME TAXES	-	-	-	-
NET LOSS	$(2,104,029)	$(1,539,203)	$(237,059)	$(352,913)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: BASIC & DILUTIVE	29,459,259	29,707,918	29,285,026	29,690,874
NET LOSS PER SHARE: BASIC & DILUTIVE	$(0.07)	$(0.05)	$(0.01)	$(0.01)

OptimizeRx Contact:

Doug Baker, CFO

Tel (248) 651-6568 x807

dbaker@optimizerx.com

OptimizeRx Investor Relations:

Ron Both, CMA

Tel (949) 432-7557

http://www.capitalmarketaccess.com/contact/